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Exhibit 10.31

          Thirteenth Amendment to Data Processing Agreement dated
          December 1, 1995 by and between ALLTEL Financial
          Information Services, Inc. (formerly Systematics
          Financial Services, Inc.) and Brenton Bank (formerly
          Brenton Banks Services Corp.).
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THIRTEENTH AMENDMENT
       TO
DATA PROCESSING AGREEMENT


     This Thirteenth Amendment ("Thirteenth Amendment") is effective as of the 1st day of December, 1995 ("Thirteenth Amendment Effective Date") and amends and supplements that certain Data Processing Agreement ("Agreement") dated as of the first day of December, 1991 by and between Brenton Bank (formerly Brenton Banks Services Corp.) ("Client") and ALLTEL Financial Information Services, Inc. (formerly Systematics Financial Services, Inc.) ("ALLTEL Financial").

W I T N E S S E T H:

     WHEREAS, Client desires ALLTEL Financial to provide certain one-time services to define and implement Client's Standard Hardware and Software Configuration and to provide ongoing management of Client's distributed computer environment; and

     WHEREAS, ALLTEL Financial is willing to provide such services pursuant to the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

     1. ALLTEL Financial shall assist Client in the definition of Client's Standard Hardware and Software Configuration by performing the following one time tasks:

         (i) defining the hardware and software standards and requirements;
        (ii) establishing a process for managing the computer network;
       (iii) planning for implementation of the Standard Hardware and Software Configuration;
        (iv) implementing the Standard Hardware and Software Configuration in a pilot mode and defining the procedure and schedule for utilization.

     2. ALLTEL Financial shall coordinate and implement the following tasks for the Standard Hardware and Software Configuration as directed by Client:

         (i)   upgrade of existing hardware to established
               standards;
        (ii)   upgrade of existing software to current releases;
       (iii)   training of personnel on software standards;
        (iv)   installation of additional hardware and software
               as needed;
         (v)   definition of Client's ongoing training program.
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     3.  ALLTEL Financial shall perform an annual review of Client's LAN/WAN environment and present the recommendations resulting from such review to Client's senior management.

     4. ALLTEL Financial shall assist Client in the establishment of a strategic technology plan which shall include business strategies for each of Client's business areas, alternative delivery systems, a plan for the connection of Client's locations, a plan for central coordination of critical network resources and the ongoing revision and review of the strategic technology plan as appropriate.

     5. ALLTEL Financial shall provide the following services ("DCS Services") beginning on the Thirteenth Amendment Effective Date and continuing until the earlier to occur of the termination of the DCS Services pursuant to Section 7 below or the expiration or termination of the
Agreement:

         (i) Equipment and Software Services. ALLTEL Financial shall acquire, install, maintain, replace and provide inventory control of information technology equipment and software for Client. The financial responsibility for the procurement, maintenance and replacement of such equipment and software shall be Client's.

        (ii) LAN/WAN Administration. ALLTEL Financial shall manage and administer Client's local area networks and wide area network connections and will coordinate with Client's vendor(s) for support of the wide area networks. ALLTEL Financial shall provide Client an annual review of Client's LAN/WAN networks which shall include suggestions for upgrades, modifications or other changes. ALLTEL Financial shall work with Client to develop a migration plan for implementing and upgrading the LANs to support Client's business plans.

       (iii) Help Desk Services. ALLTEL Financial shall provide help desk functions with a comprehensive set of services to support Client's PC end users. Such comprehensive set of services would include using the help desk to order equipment, check on equipment status, report on equipment, software or operational problem, ask for basic assistance on systems supported by the help desk, provide help with logons, security and other system services, request services, check on status of outstanding service requests and obtain information on products and services.

        (iv) Training Advisory Services. ALLTEL Financial shall develop a training program for Client's end users. ALLTEL Financial shall coordinate with Client to define the needs of the end users and the technology needs of major users. Training will be built in the
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               application implementation plan for the Standard
               Hardware and Software Configuration described above. ALLTEL Financial will coordinate the ongoing training requirements for Client during the term of this Agreement.

         (v) Applications Management. ALLTEL Financial shall provide technical support services for all applications listed in Item 8 of this Thirteenth Amendment. Such services would include installation and testing of new releases, customization services consistent with Client's standards, troubleshooting, coordination with software providers and technical support for the help desk.

        (vi) Management Functions. ALLTEL Financial shall provide certain management functions including vendor management, call tracking and service history and monthly activity reporting.

       (vii) Disaster Recovery Plan. ALLTEL Financial shall assist Client in developing a disaster recovery plan after the specific configuration specifications for Client's network environment have been completed.

      (viii) Consulting. ALLTEL Financial will provide Client consulting services on a mutually agreed basis.

     6. To provide the DCS Services to Client, ALLTEL Financial shall provide the following staff ("DCS Staff"): Help Desk Personnel (2); PC Technical Specialists, LAN/WAN Staff (3); Project Manager for eighteen months
(1). Client shall be afforded the opportunity to interview prospective DCS Staff applicants, examine such applicant's qualifications, and provide comments to ALLTEL Financial. ALLTEL Financial shall give due regard to such comments by Client and will take appropriate action within the discretion of ALLTEL Financial.

     In the event the service requirements related to Client's Standard Hardware and Software Configuration or the applications supported pursuant to this Thirteenth Amendment either increases or decreases, Client and ALLTEL Financial mutually agree to adjust staffing levels.
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     7.  In consideration of the provision of the DCS Services by ALLTEL
Financial, Client shall, in addition to all other fees payable under the Agreement, pay ALLTEL Financial in accordance with the following schedule:

      CONTRACT YEAR                 MONTHLY FEE

          ONE     12-95 to 11-96      $38,333
          TWO     12-96 to 11-97      $34,167
          THREE   12-97 to 11-98      $32,083
          FOUR    12-98 to 11-99      $32,083
          FIVE    12-99 to 11-2000    $32,083
          SIX     12-2000 to 11-2001  $32,083
          SEVEN   12-2001 to 6-2002   $32,083

     For the purposes of this Section only, a "Contract Year" is a twelve month period beginning on the Thirteenth Amendment Effective Date or each anniversary of the Thirteenth Amendment Effective Date and continuing until the next anniversary or the expiration of the Agreement, whichever occurs first.

     The fees set out in this Section shall be adjusted in accordance with
Section 7 of Exhibit C to the Agreement as amended in the Eleventh and Twelfth Amendments. The fees set out in this Section shall be included in any calculations of any fees for termination pursuant to Sections 10.4 or
10.5 of the Agreement. Section 7.1 (c) of the Agreement shall not apply to the personnel provided under this Thirteenth Amendment.

     The DCS Services and the parties' obligations under this Thirteenth Amendment may be terminated, without cause, by Client prior to the expiration or termination of the Agreement upon the satisfaction of each of the following conditions:

     (a) Client shall give written notice ("Early Termination Notice") to ALLTEL Financial of Client's intention to terminate the DCS Services pursuant to this Section;

     (b) Such Early Termination Notice shall specify a date ("Early Termination Date") which is at least six (6) months after the receipt by ALLTEL Financial of the Early Termination Notice;

     (c) The Early Termination Date may not occur prior to the second annual anniversary of the Thirteenth Amendment Effective Date;
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     (d)  Client shall pay a fee with the Early Termination Notice equal to the following percentages of the fees payable under this Thirteenth Amendment between the Early Termination Date and the Expiration Date:

          Applicable Period         Percent of Remaining Fees
                                   from Early Termination Date

           Months 01 - 24               No Termination
           Months 25 - 48                    30%
           Months 49 - 60                    25%
           Months 61 and after               20%

     (e) Client shall reimburse ALLTEL Financial for any expenses incurred as a result of such termination including but not limited to severance pay and relocation of the DCS Staff and the book value of software and/or hardware purchased by ALLTEL Financial for the performance of the DCS Services. Upon such termination, Client may offer employment to members of the DCS Staff, to be effective only after the Early Termination Date.

     8. The applications to be supported by the DCS Services include the following or others mutually agreed upon by the parties:

     Banking Applications:

               FTI's LoanCalc
               Customer Insight - MCIF
               Loan Mor
               Call Management Software
               Leasing Software
               Insurance Software
               Branch Banker
               TISA Software
               IRA Software

     Office Systems Applications Components (or any replacements)

               WordPerfect
               Lotus 1-2-3
               Paradox
               Harvard Graphics
               SMART Mail (host based)
               Noteworks
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     ALLTEL Financial applications

               SIMS
               ALMS
               FMS Report Writer
               On-Line Collections

     3270 Communications Software

               Attachmate - Gateway
               Irma - direct host connect

     9. ALLTEL Financial may subcontract any or all of the DCS Services but shall remain responsible to Client for the performance of all the DCS Services.

    10. Proposed Support Standards for the DCS Services are attached hereto in Exhibit 13-A. Such Support Standards shall be reviewed by each party, modified, if needed and agreed to by the parties within ninety (90) days of the Thirteenth Amendment Effective Date. This Thirteenth Amendment is subject to Sections 9.6, 9.7, and 9.8 of the Agreement if ALLTEL Financial fails to reasonably perform to the agreed to Support Standards for these DCS Services.

    11. All references in the Agreement to "Systematics" or "SI" shall be deemed to refer to ALLTEL Financial.

    12. All terms and conditions of the Agreement not amended herein remain in full force and effect.


     IN WITNESS WHEREOF, the parties have executed this Thirteenth Amendment by their duly authorized representatives as of the Thirteenth Amendment Effective Date.


ALLTEL FINANCIAL INFORMATION        BRENTON BANK
SERVICES, INC.


BY:   /s/ J. Michael Hill           BY:   /s/ John R. Amatangelo
NAME:   J. Michael Hill             NAME:  John R. Amatangelo

TITLE:   Senior Vice President      TITLE: President - Operations
                                          and Technology Division
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EXHIBIT 13-A
PROPOSED SUPPORT STANDARDS


OBJECTIVE                      STANDARD

Response to phone calls        The Help Desk will have a live
                               person answering calls from 8:00
                               a.m. to 5:00 p.m. M-F and an on
                               call person 24 hours a day, seven
                               days a week.  Ninety-five percent
                               of calls will be returned within
                               30 minutes.  If the Help Desk
                               technicians are on the phone or
                               busy, the user will have the
                               option to leave a voice message or
                               roll to an attendant who will page
                               a technician.

Hardware repairs               All DCS hardware issues will be
                               forwarded to a technician within
                               one hour of call from user. The
                               technician will respond to user
                               within 4 hours after notification.

                               The DCS hardware problem will be
                               resolved within 48 hours for
                               standard configuration
                               workstations.  Requests for repair
                               of non-standard configurations
                               will be resolved as soon as
                               possible.

Critical Problems              All critical DCS hardware issues
                               will be assigned to a technician
                               immediately and the technician
                               will be dispatched within 1 hour
                               of the call.  The technician will
                               be on-site within 2 hours (unless
                               geographical location will not
                               allow).  The problem will be
                               resolved within 12 hours of
                               initial call if hardware part is
                               available immediately; otherwise
                               the problem will be resolved
                               within 12 hours of component
                               availability.

Standard Pricing               ALLTEL Financial will submit
                               pricing request to vendor on "same
                               day" of Client request.

Ordering                       Place order within 24 hours of
                               receiving proper authorization.

Installation of hardware,      Within 5 working days of item
software, and individual       received.
upgrades

Special projects - new LAN     To be completed by date agreed
installs, new applications,    upon by ALLTEL Financial and
and major new application      Client.
release, etc.
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